Exhibit 3.20

Execution Version

LIMITED LIABILITY COMPANY AGREEMENT

OF

ENVIVA PELLETS SAMPSON, LLC

a Delaware Limited Liability Company

This LIMITED LIABILITY COMPANY AGREEMENT of ENVIVA PELLETS SAMPSON, LLC (this “Agreement”), dated as of August 5, 2013, is adopted, executed, and agreed to by the Sole Member (as defined below).

1.                                      Formation.  Enviva Pellets Sampson, LLC (the “Company”) has been formed on May 15, 2013 as a Delaware limited liability company under and pursuant to the Delaware Limited Liability Company Act (the “Act”).

2.                                      Term.  The Company shall have perpetual existence unless dissolved in accordance with Section 9 of this Agreement.

3.                                      Purposes.  The purposes of the Company shall be to carry on any lawful business, purpose, or activity for which limited liability companies may be formed under the Act.

4.                                      Members.  Enviva Wilmington Holdings, LLC, a limited liability company organized and existing under the laws of the State of Delaware (the “Sole Member”), shall be the sole member of the Company.

5.                                      Contributions.  Without creating any rights in favor of any third party, the Sole Member may, from time to time, make additional contributions of cash or property to the capital of the Company, but shall have no obligation to do so.

6.                                      Distributions.  The Sole Member shall be entitled (a) to receive all distributions (including, without limitation, liquidating distributions) made by the Company and (b) to enjoy all other rights, benefits, and interests in the Company.

7.                                      Management.  The management of the Company shall be exclusively vested in the Sole Member, and the Company shall not have “managers,” as that term is used in the Act.  The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Sole Member. Any action to approve or consent to any matter hereunder or pursuant to the Act by the Sole Member may be accomplished by written consent executed by the Sole Member. Written consents may be executed and delivered by telecopy or like electronic means.

8.                                      Officers.  The Sole Member may appoint one or more persons to be officers of the Company.  Officers are not “managers,” as that term is used in the Act.  Any officers who are so appointed shall have such titles and authority and perform such duties as the Sole Member may delegate to them.  The salaries or other compensation, if any, of the officers of the Company shall be fixed by the Sole Member.  Any officer may be removed as such, either with or without cause, by the Sole Member.  The appointment of an officer shall not of itself create contract rights.

9.                                      Dissolution.  The Company shall dissolve and its affairs shall be wound up at such time, if any, as the Sole Member may elect.  No other event will cause the Company to dissolve.

10.                               Governing Law.  THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE.

11.                               Amendments.  This Agreement may be modified, altered, supplemented, or amended at any time by a written agreement executed and delivered by the Sole Member.

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IN WITNESS WHEREOF, the undersigned, being the Sole Member of the Company, has caused this Limited Liability Company Agreement to be duly executed as of the date first set forth above.

ENVIVA WILMINGTON HOLDINGS, LLC

By:
Name:	William H. Schmidt, Jr.
Title:	Executive Vice President, General Counsel and Secretary

SIGNATURE PAGE

TO
ENVIVA PELLETS SAMPSON, LLC

LIMITED LIABILITY COMPANY AGREEMENT